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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
SG Cowen Income + Growth Fund, Inc. and
SG Cowen Funds, Inc. and SG Cowen Series Funds, Inc.:

We consent to the use of our report dated January 9, 2001 with respect to the SG Cowen Income + Growth Fund, Inc., SG Cowen Opportunity Fund, SG Cowen Government Securities Fund, SG Cowen Intermediate Fixed Income Fund and SG Cowen Large Cap Value Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors and Counsel" and "Financial Statements" in the Statements of Additional Information.


/s/ KPMG LLP

New York, New York
March 28, 2001